Exhibit 10.6

______________ 2021

DEED OF INDEMNITY

between

WEJO GROUP LIMITED

and

[●]

THIS DEED OF INDEMNITY (this “Agreement”), dated as of the date last written below, is effective as of the date of the effectiveness of the Company’s Registration Statement on Form S-4 relating to its initial public offering. between the following parties:

(1)	WEJO GROUP LIMITED, an exempted company incorporated in Bermuda (registered number 56698), whose registered office is at Canon’s Court, 22 Victoria, Hamilton, HM 11, Bermuda (the “Company”); and

(2)	[●], an individual residing at [●] (the “Indemnitee”).

WHEREAS

(A)	The Indemnitee is a director and/or officer of the Company and/or its Related Companies.

(B)	The Company proposes to indemnify the Indemnitee in respect of certain claims or liabilities which he/she may incur or suffer in connection with his/her serving as a director and/or officer of the Company or any Related Company, as applicable.

IT IS AGREED as follows

1	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise, the following expressions shall have the following meanings:

“Act”	means the Companies Act 1981 of Bermuda;

“Bye-Laws”	means the bye-laws of the Company as adopted and in force from time-to-time;

“Claim(s)”	means any: (i) threatened, pending, or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other applicable law; or (ii) inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute mechanism, in each case, relating to an Indemnifiable Event;

“Expenses”	means any and all expenses, including properly incurred, documented attorneys’ fees and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim;

“Indemnifiable Event”	means any event or occurrence, whether occurring before, on or after the date of this Agreement, related to the fact that the Indemnitee is or was a director or officer of the Company, or by reason of an action or inaction by the Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement);

“Indemnity”	means the indemnity granted by the Company in favour of the Indemnitee in Clause 2 (Indemnity);

“Loss(es)”	means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), taxes, settlement costs and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim; and

“Related Company”	means each of the Company’s subsidiaries (as defined in the Act) from time to time.

1.2	In this Agreement, unless the context requires otherwise:

(a)	headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(b)	a reference to the singular includes the plural, and vice versa;

(c)	a reference to any gender includes a reference to all genders;

(d)	a reference to the Company includes all Related Companies;

(e)	a reference to a person shall include references to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

(f)	a reference to a clause is a reference to a clause of this Agreement; and

(g)	a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

2	INDEMNITY

2.1	Subject to Clause 4 (Exclusions and Limitations) below:

(a)	the Indemnitee shall hereby be indemnified and held harmless out of the assets of the Company, to the fullest extent permitted by the laws of the Bermuda in effect on the date hereof, or as such laws may from time to time hereafter be amended, against any and all Losses incurred by the Indemnitee in connection with: (i) any Claim that the Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, including without limitation Claims brought by or in the right of the Company, Claims brought by third parties and Claims in which the Indemnitee is solely a witness; or (ii) any action or proceeding by the Indemnitee for: (A) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement or provision of the Bye-Laws relating to Claims; or (B) recovery under any directors’ and officers’ liability insurance policies maintained by the Company; and

(b)	the Company agrees:

(i)	to waive any claim or right of action it may at any time have, whether individually or by or in the right of the Company, against the Indemnitee on account of any act or omission of the Indemnitee in the performance of his/her duties for the Company; and

(ii)	that the Indemnitee shall not be liable to the Company for acts, defaults or omissions of any other director and/or officer of the Company.

2.2	To the extent permitted by Bermuda law, the Indemnitee shall hereby be indemnified and held harmless pursuant this Agreement or claims or liabilities incurred in connection with service as a director and/or officer of the Company or any Related Company, as applicable.

3	payments under the indemnity

3.1	The Indemnitee shall notify the Company in writing as soon as practicable on becoming aware of any Claim; provided, however, that the failure by the Indemnitee to timely notify the Company hereunder shall not relieve the Company of any liability hereunder. Subject to Section 3.2, within ten (10) business days after the Company’s receipt of a written request from the Indemnitee for payment of any Expenses, the Company shall: (a) pay such Expenses that are due for payment on behalf of the Indemnitee, or (b) reimburse the Indemnitee for such Expenses already paid by the Indemnitee, in each case whether or not prior to final disposition of any Claim by final adjudication to which there are no further rights of appeal; provided, in each case that the Indemnitee provides documentary evidence of such Expenses satisfactory to the Company, acting reasonably.

3.2	Where the Company has paid Expenses under Section 3.1, the Indemnitee shall repay such portion of that sum to the extent it is ultimately determined that, following the final disposition of such Claim, the Indemnitee is not entitled to indemnification hereunder, or where the Indemnitee subsequently recovers under a policy of insurance in respect of that Claim. The Indemnitee’s obligation to reimburse the Company for advances shall be unsecured and no interest shall be charged thereon. The Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege.

3.3	If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Loss in respect of a Claim but not for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

4	exclusions and limitations

4.1	Notwithstanding the other provisions of this Agreement, the Indemnity does not extend to:

(a)	any Losses incurred or suffered by the Indemnitee arising out of conduct of the Indemnitee involving fraud or dishonesty;

(b)	any Expenses incurred by the Indemnitee with respect to any proceeding by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that such proceedings were not made in good faith or were frivolous or that the Indemnitee is not entitled to the Indemnity;

(c)	any claims or rights of action to recover any gain, personal profit or advantage to which the Indemnitee is not legally entitled; and

(d)	any matter which would render it void pursuant to the Act; and

(e)	any matter which is not permitted to be indemnified under applicable law as determined by a final decision from a court of competent jurisdiction.

4.2	To the extent payment is actually made to the Indemnitee under a valid and collectible insurance policy in respect of any liability, loss, cost, damage or expense that would otherwise be subject to the Indemnity, in connection with such specific claim, issue or matter, the Indemnitee shall not be entitled to payment under the Indemnity except in respect of any excess beyond the amount of payment under such insurance. Notwithstanding the foregoing, the Indemnitee shall not be required to seek recovery under any insurance policies of the Company, except for claims under the insurance policies that comprise non-indemnifiable loss.

4.3	For the duration of the Indemnitee’s service as a director and/or officer of the Company, and for a customary run-off period thereafter, the Company shall obtain and maintain in effect policies of directors’ and officers’ liability insurance providing coverage in reasonable amounts from established and reputable insurers. In such policies, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are provided to the other then serving directors and/or officers, or where the Indemnitee no longer serves as a director or an officer, as the Company’s other former directors and/or officers.

5	NOTICES

All notices and other communications hereunder shall take effect on receipt and be given in writing. Such notices shall be sent to the relevant party at its address as set out at the beginning of this Agreement.

6	GENERAL

6.1	If any provision of this Agreement is found to be illegal, invalid or unenforceable by a court of competent jurisdiction, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity and enforceability of the remaining provisions of this Agreement will not be affected.

6.2	Each party shall promptly execute and deliver all such documents, and do all such things, or use its reasonable endeavors to procure the execution of documents and doing of such things as are required to give full effect to the provisions of this Agreement on the date of this Agreement.

6.3	No party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement. Nothing in this Section will operate to limit or exclude liability for fraud.

6.4	No variation, amendment, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

6.5	No party may assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall, so far as it is able to, require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent, or as close thereto as is permitted under applicable law, that the Company would be required to perform if no such succession had taken place.

6.6	No party may terminate this Agreement without the express written consent of the other party. Without limiting the foregoing, all agreements and obligations of the Company contained herein shall continue during the period that the Indemnitee is a director and/or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another entity) and shall continue thereafter (a) as long as the Indemnitee may be subject to any possible Claim; and (b) throughout the pendency of any proceeding commenced by the Indemnitee to enforce or interpret his/ her rights under this Agreement, even if, in either case, the Indemnitee may have ceased to serve in such capacity at the time of any such Claim or proceeding.

6.7	The rights of the Indemnitee hereunder will be in addition to any other rights the Indemnitee may have under the Bye-Laws, applicable law, other contract or otherwise.

6.8	If a payment is made to the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee in respect of that sum.

7	Execution and COUNTERPARTS

This Agreement may be executed and delivered by the parties physically or electronically and on different counterparts. Each counterpart, when so executed and delivered, shall constitute an original of this Agreement and all the counterparts shall together constitute one and the same Agreement.

8	GOVERNING LAW AND JURISDICTION

8.1	This Agreement and any dispute, claim or difference (including non-contractual disputes, claims or differences) arising out of or in connection with this Agreement or its subject matter or formation is governed by, and will be construed in accordance with, the laws of Bermuda without regard to any conflicts of laws provisions.

8.2	The parties irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction to settle any dispute, claim or difference that arises out of, or in connection with this Agreement or its subject matter or formation (including non-contractual disputes, claims or differences).

This Agreement has been executed and delivered as of November __, 2021

THE COMPANY

EXECUTED and DELIVERED

as a DEED

By WEJO GROUP LIMITED

acting by:	)	Director
)
)

THE DIRECTOR

EXECUTED and DELIVERED

as a DEED

By [●]
Director

)
in the presence of:	)

Signature of Witness:

Name of Witness:

Address of Witness